UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2009

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 7, 2009, Venoco, Inc. (the “Company”) issued and sold $150 million aggregate principal amount of 11.50% senior notes due 2017 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933 (the “Private Placement”).  The Notes are guaranteed by the Company’s principal subsidiaries (the “Guarantors”), and were sold pursuant to a purchase agreement with certain initial purchasers that contained customary terms regarding, among other things, representations and warranties, indemnification and contribution and fees and expenses.

Concurrently with the closing of the Private Placement, the Company irrevocably deposited with the trustee under the indenture (the “Existing Indenture”) governing its existing 8.75% senior notes due 2011 (the “Existing Notes”) $159.8  million in accordance with the Existing Indenture, thus effecting a satisfaction and discharge of that indenture.  These funds, comprised of the net proceeds of the Private Placement of $141.0 million and $18.8 million of additional borrowings under the Company’s revolving credit facility, are sufficient to redeem the Existing Notes on December 15, 2009 at a redemption price of 102.188% of the aggregate principal amount of those notes.  At the closing of the Private Placement, therefore, the Company issued an irrevocable notice of redemption to call the Existing Notes for redemption at 102.188% on December 15, 2009.  The Company issued a press release announcing the closing of the Private Placement on October 7, 2009, which release is attached as Exhibit 99.1 hereto.

The Notes were issued under and are governed by an indenture dated October 7, 2009 (the “Indenture”), between the Company, U.S. Bank Trust National Association, as trustee (“Trustee”), and the Guarantors.  The Indenture contains customary terms, events of default and covenants relating to, among other things, the incurrence of debt, the payment of dividends or similar restricted payments, undertaking transactions with the Company’s unrestricted affiliates and limitations on asset sales. On or after October 1, 2013, the Company may on any one or more occasions redeem some or all of the Notes at a purchase price initially equal to 105.750% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, if any.  Prior to October 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at 111.5% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date, if certain requirements are met.  Prior to October 1, 2013, the Company may redeem some or all of the Notes at a specified “make-whole” price plus accrued and unpaid interest to the redemption date, if any. If the Company experiences a change of control (as defined), the holders of the Notes may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any. The Notes will mature on October 1, 2017.

The Notes are senior unsecured obligations of the Company and rank pari passu with all of the Company’s existing and future senior debt and senior to any existing or future subordinated debt. The Notes are guaranteed on a senior unsecured basis by the Guarantors. The guarantees rank pari passu with all of the existing and future senior debt of the Guarantors.  The Notes and guarantees are effectively subordinated to the Company’s secured debt, to the extent of the assets securing such debt, including indebtedness under the Company’s revolving credit facility and term loan facility.

In connection with the Private Placement, the Company and the Guarantors entered into an exchange and registration rights agreement (the “Registration Rights Agreement”) with the initial purchasers of the Notes on October 7, 2009, pursuant to which the Company is obligated, within 180 days after the issuance of the Notes, to file with Securities and Exchange Commission under the Securities Act of 1933 a registration statement with respect to an offer to exchange the Notes for substantially identical new notes of the Company.  If the Company is not able to effect this exchange offer, the Company has agreed to file a shelf registration statement relating to resales of the Notes and the Note guarantees. The Company will be obligated to pay liquidated damages consisting of additional interest on the Notes if, within the periods specified in the agreement, it does not file the exchange offer registration statement or the shelf registration statement or if certain other events occur.

Copies of the Indenture and the Registration Rights Agreement are filed herewith as Exhibits 4.1 and 10.1, respectively.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the agreements.

ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The information provided in Item 1.01 with respect to the termination of the Existing Indenture is incorporated herein by reference.  The Existing Indenture was by and among the Company, the Guarantors party thereto and U.S. Bank National Association, as Trustee.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information provided in Item 1.01 is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit No.	Description

4.1	Indenture, dated as of October 7, 2009, by and among Venoco, Inc., the Guarantors named therein and U.S. Bank Trust National Association, as Trustee, relating to the 11.50% Senior Notes due 2017.

10.1

Exchange and Registration Rights Agreement, dated as of October 7, 2009, by and among Venoco, Inc., the Guarantors named in the indenture governing the 11.50% Senior Notes due 2017 and certain representatives of the initial purchasers of such notes identified therein.

99.1	Press release dated October 7, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 7, 2009

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Chief Executive Officer